Exhibit 5.1

March 17, 2026

Intelligent Protection Management Corp.

30 Jericho Executive Plaza, Suite 400E

Jericho, NY 11753

Re:	Intelligent Protection Management Corp.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Intelligent Protection Management Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 17, 2026.

The Registration Statement relates to the registration of the offer and sale from time to time by NewtekOne, Inc. (“Newtek”) of up to 9,000,000 shares of the Company’s common stock, par value $0.001 (“Common Stock”), issuable upon conversion of up to 9,000,000 shares of the Company’s Series A Non-Voting Common Equivalent Stock (the “Series A Preferred Stock”), issued or issuable by the Company to Newtek pursuant to that certain Agreement and Plan of Merger, dated August 11, 2024, by and among the Company, PALT Merger Sub 1, Inc., PALT Merger Sub 2, LLC, Newtek Technology Solutions, Inc. and Newtek (the “Acquisition Agreement” and the transactions contemplated thereby, the “Acquisition”).

Pursuant to the terms of the Acquisition Agreement, as partial consideration for the Acquisition, the Company issued 4,000,000 shares of Series A Preferred Stock to Newtek upon closing of the Acquisition (the “Closing Preferred Shares”), which are convertible into 4,000,000 shares of Common Stock, subject to certain anti-dilution adjustments as set forth in the certificate of designations governing the Series A Preferred Stock (the “Certificate of Designations”) (such shares of Common Stock, the “Closing Common Shares”). In addition to the Closing Preferred Shares, Newtek is entitled to receive up to 5,000,000 additional shares of Series A Preferred Stock based on the Company’s achievement of certain cumulative average adjusted EBITDA thresholds for the 2025 and 2026 fiscal years as set forth in the Acquisition Agreement (the “Earnout Preferred Shares”), which upon issuance would be convertible into up to 5,000,000 shares of Common Stock, subject to certain anti-dilution adjustments as set forth in the Certificate of Designations (such shares of Common Stock, the “Earnout Common Shares” and together with the Closing Common Shares, the “Shares”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, as amended, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Acquisition Agreement, (v) the Certificate of Designations, (vi) a certificate executed by an officer of the Company, dated as of the date hereof, and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

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We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

In rendering the opinion set forth herein, we have assumed that, at the time of the issuance of the Shares, (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective, (ii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement will have been issued, (iii) the prospectus contained in the Registration Statement and any required prospectus supplement will have been delivered to the purchaser of the Shares as required in accordance with applicable law and (iv) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company upon conversion of the Series A Preferred Stock in accordance with the terms of the Certificate of Designations, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP